Exhibit 4.6

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert the principal of the Note issued by VILLAGEEDOCS on April 13, 2005 into 16,000,000 shares of Series A Preferred Stock of VILLAGEEDOCS (the "Borrower") according to the terms set forth in such Note, as of the date written below.

Date of Conversion: September 30, 2005

Shares To Be Delivered: 16,000,000 shares of Series A Preferred Stock

BARRON PARTNERS, LP

By:      /s/ Andrew Worden
Title:   President, GP Entity
Print Name: Andrew Worden